Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-124795, 333-38486, 333-73592, 333-114113) and the Registration Statements on Forms S-8 (Nos. 333-34300 and 333-140003) of iStar Financial Inc. of our report dated February 28, 2007, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

New York, New York
February 28, 2007